AGREEMENT

This Agreement is entered into on February 4, 1997, by and between Concord Growth Corporation, having a place of business at 1170 E. Meadow Drive, Palo Alto, CA 94303 ("Concord"); Source Scientific, Inc., having a place of business at 7390 Lincoln Way, Garden Grove, CA 92841 ("Source") and Boston Biomedica, Inc., having a place of business at 375 West Street, West Bridgewater, MA 02379 ("BBI").

1. Source currently has a lending arrangement with Concord pursuant to a certain Loan Agreement effectively dated October 1, 1996. That Loan Agreement provides for lending by Concord on accounts receivable, as well as additional Accommodation Notes on inventory and equipment related to Source's short term cash requirements.

2. BBI has agreed to lend Source and initial amount of $500,000, as a Demand Note, in association with BBI's asset purchase of Source. BBI requires a first position on all collateral except "Accounts" as defined under section 9-106 of the General Laws of Massachusetts in association with the Demand Note; as such, BBI requires that Concord subordinate on all collateral except "Accounts" related to its Demand Note with Source. Concord agrees to such subordination and agrees to enter into any and all documentation necessary to recognize and perfect BBI's security interest.

3. However, Concord requires that all amounts related to Accommodation Notes be paid prior to effectiveness of the subordination. To facilitate meeting immediate cash needs of Source, Concord is willing to sign appropriate UCC documentation recognizing such subordination, but only with the understanding that the subordination is of no force and effect until the balance of $200,000.00, plus interest since December 31, 1996, on the Accommodation Notes have been paid in full by Source, by wire transfer or otherwise.

4. Effective upon payment of the Accommodation Notes, Concord has agreed to reduce the monthly minimum interest payment to $2,500 in return for an increase in interest rate to prime plus 5% and a reaction in advancement to 70%, as well as Source's agreement to pay off the entire loan by April 30, 1997. Concord also agrees to waive the pre-payment penalty.

Concord Growth Corporation                      Boston Biomedica, Inc.


By:  /s/ S. GOLDBERG                            By: /s/RICHARD T. SCHUMACHER
Title:   Vice President                         Title: President

Source Scientific, Inc.


By: /s/RICHARD A. SULLIVAN
Title:   President and CEO